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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*


                             PriCellular Corporation
                   -------------------------------------------
                                (Name of Issuer)



                      Class A Common Stock, $.01 par value
                   -------------------------------------------
                         (Title of Class of Securities)



                                    174150410
                            ------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 174150410    |           13G            |   Page  2  of  11  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Spectrum Equity Investors, L.P.                                    |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0-                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  3,378,943                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0-                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  3,378,943                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  3,378,943                                                          |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  13.74%                                                             |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 174150410    |           13G            |   Page  3  of  11  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Spectrum Equity Associates, L.P.                                   |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0-                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  3,378,943                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0-                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  3,378,943                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  3,378,943                                                          |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  13.74%                                                             |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 3 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 174150410    |           13G            |   Page  4  of  11  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  William P. Collatos                                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0-                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  3,378,943                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0-                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  3,378,943                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  3,378,943                                                          |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  13.74%                                                             |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 4 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 174150410    |           13G            |   Page  5  of  11  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Brion B. Applegate                                                 |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0-                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  3,378,943                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0-                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  3,378,943                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  3,378,943                                                          |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  13.74%                                                             |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 5 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 174150410    |           13G            |   Page  6  of  11  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)      Name of Issuer: PriCellular Corporation

         (b)      Address of Issuer's Principal Executive Officers:
                  45 Rockefeller Plaza, New York, New York 10020

Item 2.

         (a)      Name of Person Filing: See Statement I attached

         (b)      Address of Principal Business Office or, if none, Residence:
                  See Statement I attached

         (c)      Citizenship:  See Statement I attached

         (d) Title of Class of Securities: Class A Common Stock, $.01 par value

         (e)      CUSIP Number: 174150410

Item 3.

         (a)      Not Applicable

Item 4.           Ownership

         (a) Amount beneficially owned: 3,378,943 shares of Class A Common Stock are beneficially owned by the Reporting Persons (of such amount, 2,055,988 shares of Class A Common Stock are issuable upon conversion of the Class B Common Stock beneficially owned by the Reporting Persons and 724,464 shares of Class A Common Stock are issuable upon conversion of the Series A Cumulative Convertible Preferred Stock, $.01 par value (the "Series A Preferred") held by the Reporting Persons). The number of shares of Class A Common Stock issuable upon conversion of the Series A Preferred assumes the occurrence of a voluntary conversion on December 31, 1997.

         (b) Percent of Class: 13.74% of Class A Common Stock (assumes issuance of 2,055,988 shares of Class A Common Stock upon conversion of the outstanding Class B Common Stock beneficially owned by the Reporting Persons plus issuance of 724,464 shares of Class A Common Stock upon conversion of the Series A Preferred held by the Reporting Persons assuming further that the voluntary conversion of Series A Preferred occurred on December 31, 1997). The Reporting Persons believe that approximately 21,803,566 shares of Class A Common Stock were outstanding on December 31, 1997 and the percentage of beneficial ownership has been computed utilizing such number of shares and in accordance with the rules of the Securities Exchange Commission.

         (c)      Number of Shares as to which Reporting Person has:

                  (i)      sole power to vote or to direct the vote: -0-

                  (ii) shared power to vote or to direct the vote: 3,378,943 shares of Class A Common Stock



                                Page 6 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 174150410    |           13G            |   Page  7  of  11  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------


                  (iii)    sole power to dispose or to direct the disposition:
                           -0-


                  (iv)     shared power to dispose or to direct the disposition:
                           3,378,943 shares of Class A Common Stock

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:
                  See Statement I attached hereto for identification of persons filing this Schedule as a group.

Item 9.           Notice of Dissolution of Group:
                  See Statement I attached hereto for identification of persons filing this Schedule as a group.

Item 10.          Certification:

                  Not Applicable




                                Page 7 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 174150410    |           13G            |   Page  8  of  11  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------




                                   Statement I



 Name of Reporting             Address              Citizenship or       Type of Reporting
       Person                                          place of                Person
                                                     Organization

Spectrum Equity       245 Lytton Avenue               Delaware                   PN
 Investors L.P.       Suite 175
                      Palo Alto, CA 94301

Spectrum Equity       245 Lytton Avenue               Delaware                   PN
 Associates, L.P.     Suite 175
                      Palo Alto, CA 94301

William P. Collatos   One International Place         USA                        IN
                      Boston, MA 02110

Brion B. Applegate    245 Lytton Avenue               USA                        IN
                      Suite 175
                      Palo Alto, CA 94301




                                Page 8 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 174150410    |           13G            |   Page  9  of  11  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                 SPECTRUM EQUITY INVESTORS, L.P.
                                 By:  Spectrum Equity Associates,
                                        L.P., its general partner

Date:    February 12, 1998       By:  /s/ William P. Collatos
                                 ---------------------------------
                                 William P. Collatos, General Partner

                                 SPECTRUM EQUITY ASSOCIATES, L.P.

Date:    February 12, 1998       By:  /s/ William P. Collatos
                                 ---------------------------------
                                 William P. Collatos, General Partner

Date:    February 12, 1998       By:  /s/ Brion B. Applegate
                                 -----------------------------
                                 Brion B. Applegate, General Partner

Date:    February 12, 1998       /s/ William P. Collatos
                                 --------------------------------
                                 William P. Collatos

Date:    February 12, 1998       /s/ Brion B. Applegate
                                 ---------------------------------
                                 Brion B. Applegate





                                Page 9 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 174150410    |           13G            |   Page 10  of  11  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------


                             JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby respectively represents that the undersigned is eligible to use Schedule 13G as amended by Amendment No. 4 being filed herewith, to report the undersigned's beneficial ownership of Class A Common Stock of PriCellular Corporation. Additionally, each of the undersigned acknowledges that this Amendment No. 4 to Schedule 13G is filed on behalf of the undersigned.




                                 SPECTRUM EQUITY INVESTORS, L.P.
                                 By:  Spectrum Equity Associates, L.P.

                                 By:  /s/ William P. Collatos
                                 ---------------------------------
                                 William P. Collatos
                                 General Partner

                                 Dated: February 12, 1998

                                 SPECTRUM EQUITY ASSOCIATES, L.P.

                                 By:  /s/ William P. Collatos
                                 ---------------------------------
                                 William P. Collatos
                                 General Partner

                                 Dated: February 12, 1998

                                 By:  /s/ Brion B. Applegate
                                 -----------------------------
                                 Brion B. Applegate
                                 General Partner

                                 Dated: February 12, 1998

                                 /s/ William P. Collatos
                                 --------------------------------
                                 William P. Collatos, Individually

                                 Dated: February 12, 1998

                                 /s/ Brion B. Applegate
                                 ---------------------------------
                                 Brion B. Applegate, Individually

                                 Dated: February 12, 1998



                                Page 10 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 174150410    |           13G            |   Page 11  of  11  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------






      <**************************NO COPY*********************************>









                                Page 11 of 11 Pages